Exhibit 99.1
FOR IMMEDIATE RELEASE

October 30, 2023

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter 2023 Operating Results

DALLAS, TEXAS, October 30, 2023 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $247.7 million for the quarter ended September 30, 2023. In comparison, for the quarters ended June 30, 2023 and September 30, 2022, the Bank reported net income of $239.6 million and $94.7 million, respectively. For the nine months ended September 30, 2023, the Bank reported net income of $662.0 million, as compared to $201.3 million for the nine months ended September 30, 2022.

Total assets at September 30, 2023 were $147.6 billion, compared with $174.0 billion at June 30, 2023 and $114.3 billion at December 31, 2022. Average total assets increased from $76.0 billion and $68.7 billion for the three and nine months ended September 30, 2022, respectively, to $157.6 billion and $159.8 billion for the corresponding periods in 2023. The $26.4 billion decrease in total assets during the third quarter of 2023 was primarily attributable to decreases in the Bank's advances ($17.7 billion) and short-term liquidity holdings ($9.1 billion), partially offset by increases in the Bank's long-term investments ($0.2 billion) and mortgage loans held for portfolio ($0.2 billion). The $33.3 billion increase in total assets during the nine months ended September 30, 2023 was attributable primarily to increases in the Bank's advances ($22.4 billion), short-term liquidity holdings ($8.6 billion), long-term investments ($1.5 billion) and mortgage loans held for portfolio ($0.6 billion).

Advances totaled $91.3 billion at September 30, 2023, compared with $109.0 billion at June 30, 2023 and $68.9 billion at December 31, 2022. The Bank's mortgage loans held for portfolio totaled $5.0 billion at September 30, 2023, as compared to $4.8 billion at June 30, 2023 and $4.4 billion at December 31, 2022.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.3 billion at September 30, 2023, June 30, 2023 and December 31, 2022. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.6 billion at September 30, 2023, as compared to $16.4 billion at June 30, 2023 and $15.1 billion at December 31, 2022. At September 30, 2023, June 30, 2023 and December 31, 2022, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At September 30, 2023,

June 30, 2023 and December 31, 2022, the Bank's short-term liquidity holdings totaled $33.7 billion, $42.8 billion and $25.1 billion, respectively.

The Bank's retained earnings increased to $2.289 billion at September 30, 2023 from $2.140 billion at June 30, 2023 and $1.834 billion at December 31, 2022. On September 27, 2023, a dividend of $98.5 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2023 (and, for comparative purposes, as of June 30, 2023 and December 31, 2022, and for the quarters ended June 30, 2023 and September 30, 2022 and the nine months ended September 30, 2022) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended September 30, 2023 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Nine Months Ended September 30, 2023
(Unaudited, in thousands)

	September 30, 2023	June 30, 2023	December 31, 2022
Selected Statement of Condition Data:

Assets
Investments (1)	$50,707,609	$59,507,921	$40,613,512
Advances	91,338,176	109,031,770	68,921,869
Mortgage loans held for portfolio, net	4,982,201	4,780,545	4,395,175
Cash and other assets	585,568	663,320	418,000
Total assets	$147,613,554	$173,983,556	$114,348,556

Liabilities
Consolidated obligations
Discount notes	$20,930,677	$41,309,102	$46,270,265
Bonds	116,303,450	121,323,406	59,946,458
Total consolidated obligations	137,234,127	162,632,508	106,216,723
Mandatorily redeemable capital stock	568	8,452	7,453
Other liabilities	2,709,512	2,767,648	2,123,303
Total liabilities	139,944,207	165,408,608	108,347,479
Capital
Capital stock — putable	5,204,484	6,216,036	3,984,105
Retained earnings	2,288,886	2,139,693	1,834,446
Total accumulated other comprehensive income	175,977	219,219	182,526
Total capital	7,669,347	8,574,948	6,001,077
Total liabilities and capital	$147,613,554	$173,983,556	$114,348,556

Total regulatory capital (2)	$7,493,938	$8,364,181	$5,826,004

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Selected Statement of Income Data:
Net interest income (3)	$284,851	$285,545	$136,097	$766,520	$328,380
Other income (loss)	20,181	13,696	(6,097)	71,486	(32,640)
Other expense	29,774	32,945	24,804	102,363	72,018
AHP assessment	27,533	26,648	10,525	73,603	22,382
Net income	$247,725	$239,648	$94,671	$662,040	$201,340

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of September 30, 2023, June 30, 2023 and December 31, 2022, total regulatory capital represented 5.08 percent, 4.81 percent and 5.09 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.

###